Exhibit 99.1

News Release

CASCADE NATURAL GAS CORPORATION NAMES RICK DAVIS CHIEF FINANCIAL OFFICER

For Immediate Release

Contact:                          Larry C. Rosok

Cascade Natural Gas Corporation

206/381-6711

June 16, 2005 [Seattle] — Cascade Natural Gas Corporation announced today its Board of Directors has elected Rick Davis as its Chief Financial Officer effective June 27, 2005.  Davis is succeeding J.D. Wessling, who is retiring.

For eighteen years, until 2002, Davis held various high-level finance positions with the Weyerhaeuser Company as Director Finance in its Corporate Office, Director Finance and Controller of its Pulp division, and Vice President Finance at its Westwood Shipping Lines subsidiary.  Earlier in Davis’s career, he led corporate accounting for Croton Corporation (now Esterline) and was an auditor with Deloitte & Touche in Seattle.

Most recently, Davis, 52, has provided strategic planning and compliance consulting services through his own firm and with Jefferson Wells, a global provider of accounting and finance-related services.   Davis also served as CFO for PAC Worldwide, a manufacturer and distributor of packaging supplies to the air courier industry.

“Rick Davis brings to the company extensive financial and managerial experience as well as a demonstrated ability to bring about positive change,” said David Stevens, Cascade’s President and CEO. “I am confident in his ability to add value for our customers and shareholders.”

“I am excited to join Cascade,” said Davis.  “I’m looking forward to bringing my experience of helping organizations increase focus on financial and operational performance to a solid northwest company with great potential.”

Davis earned a BA in Business Administration from the University of Washington and an MBA from Harvard Business School.

He has been active in Financial Executives International and as a member of the AICPA.

David Stevens expressed appreciation for J.D. Wessling and the leadership he has provided as CFO of Cascade.  “JD has led many improvements to Cascade’s financial systems and processes that will continue to have a positive impact into the future.”

Cascade Natural Gas Corporation, a natural gas distribution company, serves approximately 220,000 residential, commercial, industrial and transportation customers in 93 communities in Washington and Oregon.  Headquarters are located in Seattle, Washington.  More information can be found at www.cngc.com.

Statements contained in this report that are not historical in nature are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to risks and uncertainties that may cause actual future results to differ materially. Such risks and uncertainties with respect to the Company include, among others, its ability to successfully implement internal performance goals, competition from alternative forms of energy, consolidation in the energy industry, natural gas prices, performance issues with key natural gas suppliers and upstream pipelines, the capital-intensive nature of the Company’s business, regulatory issues, including the need for adequate and timely rate relief to recover capital and operating costs and to sustain dividend levels, the weather, increasing competition brought on by deregulation initiatives at the federal and state regulatory levels, the potential loss of large volume industrial customers due to “bypass” or the shift by such customers to special competitive contracts at lower per-unit margins, exposure to environmental cleanup requirements, and economic conditions, particularly in the Company’s service area.